Xinyinhai Technology Ltd., Announces Five New Accounts

Initial Orders to Generate Sales of $640,250

Tuesday October 9, 7:30 am ET

July and August Revenue Totals $2 Million

HARBIN CITY, China--(BUSINESS WIRE)--Xinyinhai Technology, Ltd. (OTCBB: XNYH - News) today announced five new accounts that will generated $640,250 in initial sales orders for bank and savings books.  The new clients include Shanxi Province Rural Credit Union, as well as the Postal Savings Bank of China in Liaoning Province, Shanxi Province and Heilongjiang Province.

CEO Tian Ling, MBA Honolulu University, commented that "we are grateful for the confidence that our new clients have shown in our company, and look forward to the opportunity of utilizing our advanced printing technologies to support their development.”

The company also announced that third quarter revenue for the months of July and August totaled $2 million.  Previously the company announced six month revenue of $5 million at the end of its second quarter on June 30, 2007.

“We have expanded our marketing efforts to 30 cities, which is causing the sales growth of our bank and saving books to accelerate," commented Mrs. Tian.

About Xinyinhai Technology Ltd.

Established in 1998 to capitalize on China's push to modernize its banking and insurance industries to Western standards, Xinyinhai Technology, Ltd. specializes in printing high-end forms, documents, certificates and bank books. The company utilizes state of the art technology that is ISO9000, ISO9001 and ISO14001 certified and features the latest in anti-falsification software. Xinyinhai is one of only 15 manufacturers of banknotes in China. Clients include Bank of China, China Construction Bank, China Life, China Rural Credit Union, China Postal Services Regulatory Bureau, Agricultural Bank of China and the China Construction Bank. For more about Xinyinhai Technology, Ltd visit http://www.smallcapvoice.com/xnyh/factsheet.html.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements regarding the business and financial performance of Xinyinhai Technology, Ltd.  These statements represent Management’s present expectations regarding the future of our company.  Those expectations are based on assumptions about the future that may not be realized.  In particular, there are risks and uncertainties that, if they are realized, may cause the future results of the company to differ materially from Management’s expectations.  The primary risks that may adversely affect our future results are the risk of a downturn in the Chinese economy, the risk that the company’s competitors will draw business away from Xinyinhai Technology, and the risk of new government regulation of the banking industry that may impose additional costs on us or interfere with our business plan.  Other risks and uncertainties about our company’s future are set forth in the periodic filings that we make with the Securities and Exchange Commission, which investors are urged to read.   In addition, we undertake no obligation to update any of our forward-looking statements, which speak only as of the date of this news release.  Investors are cautioned, therefore, that they should not rely on any forward-looking statements in this release.

Contact:

George Raney

Raney & Associates

(310) 301-0082